UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Additional Materials

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TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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13-P23924

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2020

TRANSATLANTIC PETROLEUM LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)	Identification No.)
16803 Dallas Parkway, Suite 200 Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

_______________________________

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common shares, par value $0.10	TAT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition.

On November 19, 2020, TransAtlantic Petroleum Ltd. (the “Company”) issued a press release announcing financial results for the quarter ended September 30, 2020 and providing an operations update. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to Item 2.02 of this Current Report on Form 8-K in such filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release, dated November 19, 2020, issued by TransAtlantic Petroleum Ltd.

Forward-Looking Statements

Certain statements in this report or the press release attached hereto regarding Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, TAT Holdco LLC, a Texas limited liability company (“Parent”) controlled by a group of holders (the “Preferred Shareholder Group”) representing 100% of the Company’s outstanding 12.0% Series A Convertible Redeemable Preferred Shares, and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company shall be merged with and into Merger Sub with Merger Sub surviving as a Texas limited liability company and wholly-owned subsidiary of Parent (the “Merger”), and the proposed Merger constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, it does so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement, the inability to obtain the requisite shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the Merger, and the amount of the costs, fees, and expenses and charges related to the Merger. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q as well as the Schedule 13E-3 transaction statement and the definitive proxy statement filed by the Company with the SEC on November 4, 2020. The statements in this report speak only as of the date of hereof, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

2

Additional Information and Where to Find It

In connection with the proposed transaction, the Company filed with the SEC a definitive proxy statement on Schedule 14A on November 4, 2020. In addition, certain participants in the proposed transaction have prepared and filed a Schedule 13E-3 transaction statement that included the definitive proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This report is not a substitute for the proxy statement, the Schedule 13E-3, or any other document that the Company may file or furnish with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING THE SCHEDULE 13E-3) THAT ARE FILED OR FURNISHED (OR WILL BE FILED OR FURNISHED WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the definitive proxy statement, the Schedule 13E-3 and other documents filed or furnished with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in the definitive proxy statement and Schedule 13E-3 transaction statement relating to the Merger filed with the SEC. Information regarding directors and executive officers, including a description of their direct interests, by security holdings or otherwise, in the Company is contained in the Company’s definitive annual meeting proxy statement filed with the SEC on April 20, 2020. You may obtain a free copy of this document as described in under the heading “Additional Information and Where to Find It” above. Investors may obtain additional information regarding the direct and indirect interests of such potential participants in the proposed transaction by reading the definitive proxy statement, Schedule 13E-3 transaction statement, and the other relevant documents filed with the SEC when they become available.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 19, 2020

TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Tabitha T. Bailey
Tabitha T. Bailey
Vice President, General Counsel, and Corporate Secretary

4

Exhibit 99.1

TransAtlantic Petroleum Announces Third Quarter 2020 Financial Results and Provides an Operations Update

Hamilton, Bermuda (November 19, 2020) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced its financial results for the quarter ended September 30, 2020 and provided an operations update. Additional information can be found on the Company’s website at http://www.transatlanticpetroleum.com.

Pending Merger

As previously disclosed, on August 7, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which an affiliate of a group of holders (the “Preferred Shareholder Group”) representing 100% of the Company’s outstanding 12.0% Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”) would acquire all of the outstanding common shares, par value $0.10 per share (“common shares”) for $0.13 per share in cash (the “Merger”).

The members of the Preferred Shareholder Group are each member of the Mitchell Group, KMF Investments Partners, LP, West Investment Holdings, LLC, Randall I. Rochman, and Betsy Rochman.  The members of the Mitchell Group are Longfellow Energy, LP (“Longfellow”), Dalea Partners, LP (“Dalea”), the Alexandria Nicole Mitchell Trust 2005, the Elizabeth Lee Mitchell Trust 2005, the Noah Malone Mitchell Trust 2005, and Stevenson Briggs Mitchell. Longfellow and Dalea are affiliates of the Chairman of the Company’s Board of Directors and Chief Executive Officer, N. Malone Mitchell 3rd.

The Merger is subject to approval by the Company’s common shareholders of the Merger Agreement, a Bermuda statutory merger agreement, and the transactions contemplated thereby at a special meeting (the “Special Meeting”) of our shareholders that will be held on December 17, 2020 and the satisfaction of other customary closing conditions.

Summary

•

Average daily net sales volumes were 2,072 barrels of oil equivalent per day (“BOEPD”) in the third quarter of 2020, as compared to 2,185 BOEPD in the second quarter of 2020 and 2,662 BOEPD in the third quarter of 2019.

•	Revenues were $8.6 million for the third quarter of 2020, as compared to $6.5 million for the second quarter of 2020 and $14.7 million for the third quarter of 2019.

•

Operating income was $1.8 million for the third quarter of 2020, as compared to an operating loss of $1.8 million for the second quarter of 2020 and operating income of $4.1 million for the third quarter of 2019.

•	Net loss was $3.0 million for the third quarter of 2020, as compared to a net loss of $7.7 million for the second quarter of 2020 and net income of $1.1 million for the third quarter of 2019.
•	Adjusted EBITDAX was $2.1 million for the third quarter of 2020, as compared to $0.8 million for the second quarter of 2020 and $7.8 million for the third quarter of 2019.[1]
•	Outstanding debt was $9.2 million as of September 30, 2020, as compared to $11.3 million as of June 30, 2020.

Third Quarter 2020 Results of Operations

	For the Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Net Sales:
Oil (MBBL)	190	199	237
Natural gas (MMCF)	1	1	47
Total net sales (MBOE)	190	199	245
Average net sales (BOEPD)	2,072	2,185	2,662
Realized Commodity Prices:
Oil ($/Bbl unhedged)	$44.40	$32.60	$60.12
Oil ($/Bbl hedged)	$37.40	$31.70	$60.12
Natural gas ($/MCF)	$4.61	$5.46	$6.18

Total revenues were $8.6 million for the three months ended September 30, 2020, as compared to $6.5 million for the three months ended June 30, 2020 and $14.7 million for the three months ended September 30, 2019. The Company had a net loss of $3.0 million, or $0.04 per share (basic and diluted), for the three months ended September 30, 2020, as compared to $7.7 million, or $0.12 per share (basic and diluted), for the three months ended June 30, 2020, and net income of $1.9 million, or $0.02 per share (basic and diluted), for the three months ended September 30, 2019. Capital expenditures and seismic and corporate expenditures totaled $0.3 million for the three months ended September 30, 2020, as compared to $0.6 million for the three months ended June 30, 2020 and $10.2 million for the three months ended September 30, 2019.

Adjusted EBITDAX was $2.1 million for the three months ended September 30, 2020, as compared to $0.8 million for the three months ended June 30, 2020 and $10.9 million for the three months ended September 30, 2019.

[1]	Adjusted EBITDAX is a non-GAAP financial measure. See the reconciliation at the end of the press release.

Liquidity and Capital Resources

The Company’s primary sources of liquidity for 2020 were its cash and cash equivalents, cash flow from operations, the sale of assets and borrowings under the U.S. Paycheck Protection Program (“PPP”) loan. At September 30, 2020, the Company had cash and cash equivalents of $5.9 million, $9.2 million in short-term debt, and a working capital surplus of $3.3 million, compared to cash and cash equivalents of $9.7 million, $2.9 million in long-term debt, $17.1 million in short-term debt and a working capital surplus of $2.0 million at December 31, 2019.

In March 2020, crude oil prices declined to approximately $25 per barrel for Brent crude as a result of market concerns about the economic impact from the COVID-19 as well as the ability of OPEC and Russia to agree on a perceived need to implement further production cuts in response to weaker worldwide demand.  Since then, Brent crude prices have rebounded to approximately $45.00 per barrel as of November 12, 2020 and remain unpredictable.

As a result of the decline in Brent crude prices, the current near term price outlook and resulting lower current and projected cash flows from operations, the Company has reduced its planned capital expenditures to those necessary for production lease maintenance and those projecting a return on invested capital at current realized prices. In order to mitigate the impact of reduced prices on its 2020 cash flows and liquidity, the Company implemented cost reduction measures to reduce its operating costs and general and administrative expenses. In connection therewith, the Company intends to prioritize funding operating expenditures over general and administrative expenditures, whenever possible.

On March 9, 2020, the Company unwound its commodity derivative contracts with respect to its future crude oil production. In connection with these transactions, the Company received $6.5 million of proceeds from the derivative counterparty. In order to reduce future interest expense, the Company used these proceeds to pay down the Company’s $20.0 million term loan (the “2019 Term Loan”) with DenizBank, A.S. (“DenizBank”). On April 3, 2020, the Company entered into a new swap contract with DenizBank, which hedged approximately 2,000 barrels of oil per day. The swap contract extends through February 2021, has an ICE Brent Index strike price of $36.00 per barrel, and is settled monthly. Therefore, DenizBank is required to make a payment to the Company if the average monthly ICE Brent Index price is less than $36.00 per barrel, and the Company is required to make a payment to DenizBank if the average monthly ICE Brent Index price is greater than $36.00 per barrel.

Türkiye Petrol Rafinerileri A.Ş. (“TUPRAS”), a privately-owned oil refinery in Turkey, purchases substantially all of the Company’s crude oil production. The price of substantially all of the oil delivered pursuant to the purchase and sale agreement with TUPRAS is tied to Arab Medium oil prices adjusted upward based on an API adjustment, Suez Canal tariff costs, and freight charges. Between March 2020 and May 2020, there was a significant widening of the differential between the average monthly ICE

Brent Index price and the Company’s realized oil prices. In 2018 and 2019, the average monthly ICE Brent Index Price exceeded the Company’s realized oil prices by $2.44 and $0.17 per barrel, respectively. The differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices widened from $3.40 per barrel in March 2020 to $8.34 per barrel in May 2020. The widening of the differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices rendered the Company’s hedges less effective, resulting in significantly lowered revenues from March 2020 through May 2020.  In June 2020, the differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices contracted to $0.74 per barrel, and, in July 2020, the Company’s realized oil prices exceeded the average monthly ICE Brent Index Price by $3.71 per barrel. The differential between the average monthly ICE Brent Index Price and the Company’s realized oil prices remains unpredictable and may expand or contract in the future.

The price of the oil delivered pursuant to the purchase and sale agreement with TUPRAS is determined under the Petroleum Market Law No. 5015 under the laws of the Republic of Turkey. In November 2019, TUPRAS filed a lawsuit seeking restitution from the Company for alleged overpayments resulting from a February 2019 amendment to the Turkish domestic crude oil pricing formula under Petroleum Market Law No. 5015 (the “Pricing Amendment”). TUPRAS also claimed that the Pricing Amendment violates the Constitution of the Republic of Turkey and seeks to have the Pricing Amendment cancelled. Additionally, in April 2020, TUPRAS notified the Company that it intends to extend payment terms for oil purchases by 60 days. The outcome of the TUPRAS lawsuit and negotiations regarding the extension of payment terms is uncertain; however, a conclusion of the lawsuit in TUPRAS’s favor or an extension of payment terms would reduce or delay the Company’s cash flow and decrease the Company’s cash balances.

In the second quarter of 2020, the Company borrowed approximately $626,000 pursuant to the PPP to cover certain payroll, benefit, and rent expenses. The Company has forecast that amounts borrowed or received pursuant to the PPP will be forgiven for cash flow purposes. New guidance on the criteria for forgiveness continues to be released, and the Company currently expects that it will meet the conditions for forgiveness for a majority of the loan. Additionally, in the second quarter of 2020, the Turkish government passed legislation permitting employers to reduce the working hours of employees, reducing payroll and benefit expenses, through the end of August 2020. The actual reduction in payroll and benefit expenses due to this legislation is approximately $533,000.

As of September 30, 2020, the Company had $8.6 million of outstanding principal under the 2019 Term Loan. The 2019 Term Loan is payable in one monthly installment of $0.1 million, four monthly installments of $0.5 million and ten monthly installments of $0.7 million plus accrued interest from October 2020 through the maturity date in December 2021. In addition, dividends on the Company’s Series A Preferred Shares are payable quarterly at the Company’s election in cash, common shares, or a combination of cash and common shares at an annual dividend rate of 12.0% of the liquidation preference if paid in cash or 16.0% of the liquidation preference if paid in common shares. If paid partially in cash and partially in common shares, the dividend rate on the cash portion is 12.0%, and the dividend rate on the common share portion is 16.0%. In order to conserve cash, the Company elected to pay the 2020 third quarter dividend in common shares, and, as such, on September 30, 2020, the Company issued 7,749,267 common shares to holders of Series A Preferred Shares.

On August 7, 2020, to supplement its liquidity, the Company entered into an up to $8.0 million loan with an affiliate of Mr. Mitchell.  The loan is due August 7, 2021.  Even with this additional liquidity, as of the date hereof, based on cash on hand and projected future cash flow from operations, the Company’s current liquidity position is severely constrained.  As a result, substantial doubt exists regarding the Company’s ability to continue as a going concern. The Company’s management is actively pursuing improving the Company’s working capital position in order to remain a going concern for the foreseeable future.

Operational Update

Southeastern Turkey

Molla

During the remainder of 2020, the Company plans to continue its recompletion, workover, and production optimization plans in its producing fields including Bahar, Yeniev, Goksu, Pinar, Southeast Bahar, Catak, and Karagoz.  Drilling additional wells will be dependent on oil prices.

Yeniev Field

In the third quarter of 2020, the Company executed a recompletion operation in the Yeniev-6 well to test the Mardin formation. The well was put on production after acid stimulation with an initial production rate of 27 Bbl/d.

Selmo

During the remainder of 2020, the Company plans to continue its recompletion, workover, and production optimization operations in the Selmo field.

Bulgaria

The Company is currently evaluating future activity in Bulgaria.

Special Meeting

The Company currently intends to host a special meeting of common shareholders on December 17, 2020, at 10:00 a.m. Central Time at the Company’s offices at 16803 Dallas Parkway, Addison, Texas

75001. After the meeting, the Company will offer an audio recording of the special meeting. To listen to the audio recording, please visit the Company’s website at www.transatlanticpetroleum.com, click on “Investors,” and select “Special Meeting.”

Payment of the Upcoming Dividend on Series A Preferred Shares in Common Shares

The Company has elected to pay the upcoming quarterly dividends on its Series A Preferred Shares in its common shares, as permitted by the certificate of designation for the Series A Preferred Shares. The upcoming quarterly dividends are payable on December 31, 2020 to holders of record on December 15, 2020. The common shares issued as dividends on the Series A Preferred Shares will be listed on the NYSE American and the Toronto Stock Exchange.

TransAtlantic Petroleum Ltd.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(U.S. Dollars and shares in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues:
Total revenues	$8,629	$14,653	$23,489	$50,909
Costs and expenses:
Production	2,308	3,162	8,207	8,376
Transportation and processing	914	1,262	3,035	3,802
Exploration, abandonment and impairment	69	488	20,407	6,267
Seismic and other exploration	–	48	45	233
General and administrative	1,965	2,503	6,711	8,247
Depreciation, depletion and amortization	1,542	3,021	7,048	10,179
Accretion of asset retirement obligations	44	56	141	157
Total costs and expenses	6,842	10,540	45,594	37,261
Operating (loss) income	1,787	4,113	(22,105)	13,648
Other (expense) income:
Loss on sale	–	–	(10,128)	–
Interest and other expense	(2,557)	(2,780)	(7,165)	(8,011)
Interest and other income	230	381	643	776
Loss on commodity derivative contracts	(359)	403	3,937	(30)
Foreign exchange loss	(532)	(797)	(1,016)	(2,185)
Total other expense	(3,218)	(2,793)	(13,729)	(9,450)
(Loss) income before income taxes	(1,431)	1,320	(35,834)	4,198
Income tax (expense) benefit	(1,528)	(250)	1,176	(7,039)
Net (loss) income	(2,959)	1,070	(34,658)	(2,841)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(2,916)	808	3,760	(3,834)
Comprehensive (loss) income	$(5,875)	$1,878	$(30,898)	$(6,675)

Net income (loss) per common share
Basic net income (loss) per common share	$(0.04)	$0.02	$(0.47)	$(0.05)
Weighted average common shares outstanding	66,183	57,680	73,738	54,249
Diluted net income (loss) per common share	$(0.04)	$0.02	$(0.47)	$(0.05)
Weighted average common and common equivalent shares outstanding	66,183	57,680	73,738	54,249

TransAtlantic Petroleum Ltd.

Summary Consolidated Statements of Cash Flows (Unaudited)

(in thousands of U.S. Dollars)

	For the Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$10,977	$25,704
Net cash used in investing activities	(2,452)	(25,188)
Net cash (used in) provided by financing activities	(10,849)	4,958
Effect of exchange rate changes on cash	(1,463)	(914)
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(3,787)	$4,560

TransAtlantic Petroleum Ltd.

Summary Consolidated Balance Sheets

(in thousands of U.S. Dollars, except share data)

	September 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$5,877	$9,664
Accounts receivable, net
Oil and natural gas sales	6,192	13,299
Joint interest and other	1,137	1,218
Related party	565	561
Prepaid and other current assets	13,215	12,375
Note receivable - related party	3,416	–
Derivative asset	35	–
Inventory	2,999	7,091
Total current assets	33,436	44,208
Property and equipment:
Oil and natural gas properties (successful efforts method)
Proved	106,277	167,948
Unproved	9,979	12,978
Equipment and other property	11,765	10,202
	128,021	191,128
Less accumulated depreciation, depletion and amortization	(80,144)	(106,610)
Property and equipment, net	47,877	84,518
Other long-term assets:
Other assets	3,549	3,827
Note receivable - related party	–	3,951
Total other assets	3,549	7,778
Total assets	$84,862	$136,504
LIABILITIES, SERIES A PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,971	$4,555
Accounts payable - related party	2,956	4,262
Accrued liabilities	13,240	15,244
Derivative liability	2,201	966
Loans payable	9,197	17,143
Total current liabilities	29,565	42,170
Long-term liabilities:
Asset retirement obligations	3,185	4,749
Accrued liabilities	8,761	10,370
Deferred income taxes	16,718	22,728
Loans payable	–	2,857
Total long-term liabilities	28,664	40,704
Total liabilities	58,229	82,874
Commitments and contingencies
Series A preferred shares, $0.01 par value, 100,000 shares authorized; 100,000 shares issued and outstanding with a liquidation preference of $50 per share as of June 30, 2020 and December 31, 2019	5,000	5,000
Series A preferred shares-related party, $0.01 par value, 821,000 shares authorized; 821,000 shares issued and outstanding with a liquidation preference of $50 per share as of June 30, 2020 and December 31, 2019	41,050	41,050
Shareholders' equity:
Common shares, $0.10 par value, 200,000,000 shares authorized; 76,335,557 shares and 62,230,058 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	7,634	6,223
Treasury stock	(970)	(970)
Additional paid-in-capital	584,849	582,359
Accumulated other comprehensive loss	(143,587)	(147,347)
Accumulated deficit	(467,343)	(432,685)
Total shareholders' equity (deficit)	(19,417)	7,580
Total liabilities, Series A preferred shares and shareholders' equity	$84,862	$136,504

Reconciliation of Net Loss to Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net loss	$(2,959)	$(7,734)	$1,070	$(34,658)	$(2,841)
Adjustments:
Interest and other, net	2,327	2,104	2,399	6,522	7,235
Income tax expense (benefit)	1,528	261	250	(1,176)	7,039
Exploration, abandonment, and impairment	69	-	488	20,407	6,267
Seismic and other exploration expense	-	-	48	45	233
Foreign exchange loss	532	356	797	1,016	2,185
Share-based compensation expense	40	114	119	269	298
Loss (gain) on commodity derivative contracts	359	3,217	(403)	(3,937)	30
Cash settlements on commodity derivative contracts	(1,333)	(79)	-	5,135	-
Accretion of asset retirement obligation	44	44	56	141	157
Depreciation, depletion, and amortization	1,542	2,517	3,021	7,048	10,179
Loss on sale	-	-	-	10,128	-
Adjusted EBITDAX	$2,149	$800	$7,845	$10,940	$30,782

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure that represents net loss plus interest and other income, net, income tax (benefit) expense, exploration, abandonment, and impairment, seismic and other exploration expense, foreign exchange loss, share-based compensation expense, (gain) loss on commodity derivative contracts, cash settlements on commodity derivative contracts, accretion of asset retirement obligation, depreciation, depletion, and amortization and loss on sale.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance on a consistent basis without regard to depreciation, depletion, and amortization, impairment of oil and natural gas properties, exploration expenses, and foreign exchange gains and losses among other items, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income prepared in accordance with GAAP. Net income may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Forward-Looking Statements

This news release contains statements concerning the Company’s ability to continue as a going concern, its drilling program, the evaluation of its prospects in Turkey and Bulgaria, the drilling, completion, and cost of wells, the production and sale of oil and natural gas, and the holding of an earnings conference call, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, exploration, production, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; the inability to obtain the requisite shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger; risks that the proposed transaction disrupts current plans and operations; the ability to recognize the benefits of the Merger; the amount of the costs, fees, and expenses and charges related to the Merger; the Company’s ability to continue as a going concern; well development results; access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products, including price changes resulting from coronavirus fears as well as oil oversupply concerns; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; the effects of the coronavirus on the Company’s operations, demand for oil and natural gas as well as governmental actions in response to the coronavirus; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; the unwinding of the Company’s hedges against a decline in the price of oil; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including sanctions, armed conflicts, and actions by insurgent groups; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Additional Information and Where to Find It

In connection with the Merger, the Company filed with the SEC a definitive proxy statement on Schedule 14A on November 4, 2020. In addition, certain participants in the proposed transaction have prepared and filed a Schedule 13E-3 transaction statement that included the definitive proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This press release is not a substitute for the definitive proxy statement, the Schedule 13E-3, or any other document that the Company may file or furnish with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING THE SCHEDULE 13E-3) THAT ARE FILED OR FURNISHED (OR WILL BE FILED OR FURNISHED WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the definitive proxy statement, the Schedule 13E-3 and other documents filed or furnished with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in the definitive proxy statement and Schedule 13E-3 transaction statement relating to the Merger filed with the SEC. Information regarding directors and executive officers, including a description of their direct interests, by security holdings or otherwise, in the Company is contained in the Company’s definitive annual meeting proxy statement filed with the SEC on April 20, 2020. You may obtain a free copy of this document as described in under the heading “Additional Information and Where to Find It” above. Investors may obtain additional information regarding the direct and indirect interests of such potential participants in the proposed transaction by reading the definitive proxy statement, Schedule 13E-3 transaction statement, and the other relevant documents filed with the SEC when they become available.

Contacts:

Tabitha T. Bailey

Vice President, General Counsel, and Corporate Secretary

(214) 265-4708

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com